UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 19, 2017

HILL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33961	20-0953973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, 17th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 309-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 Changes in Registrant’s Certifying Accountant.

On April 19, 2017, Hill International, Inc. (the “Company”) dismissed EisnerAmper LLP (“EisnerAmper”) as its independent registered public accounting firm.  The decision to change independent registered public accounting firms was approved by the Audit Committee of the Company’s Board of Directors.  Such dismissal will become effective upon completion by EisnerAmper of its review of the unaudited quarterly financial statements of Hill International, Inc. for the fiscal quarter ended March 31, 2017 and the filing of the related Form 10-Q.

Also on April 19, 2017, after reviewing proposals from several accounting firms, including EisnerAmper, the Audit Committee of the Board of Directors of the Company selected KPMG LLP (“KPMG”) to be appointed following the filing of the Form 10-Q related to the fiscal quarter ended March 31, 2017 to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017.  During the two fiscal years ended December 31, 2016, and the subsequent interim period through March 31, 2017, the Company did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The audit reports of EisnerAmper on the consolidated financial statements of Hill International, Inc. as of and for the years ended December 31, 2016 and 2015, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  The audit reports of EisnerAmper LLP on the effectiveness of internal control over financial reporting for the Company as of December 31, 2016 and 2015 did conclude that internal controls over financial reporting were not effective due to identified material weaknesses.

During the two fiscal years ended December 31, 2016, and the subsequent interim period through March 31, 2017, there were no: (1) disagreements with EisnerAmper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that EisnerAmper advised the Company it agreed with the Company that certain deficiencies in the Company’s internal control over financial reporting discussed with the Company during EisnerAmper’s audits of the Company’s consolidated financial statements for the years ended December 31, 2016 and 2015 constituted material weaknesses.

As disclosed in the Company’s annual report on Form 10-K for the year ended December 31, 2016, management identified certain deficiencies that rose to the level of a material weakness related to (i) the estimation of the potential loss on the Company’s accounts receivable, (ii) not maintaining effective procedures in the areas of the accounting closing process, accounting estimates and non-routine transactions, and (iii) not having a control in place to identify non-compliance with or the misapplication of local employment related tax laws (collectively, the “Material Weaknesses”).

As a result of these Material Weaknesses, management concluded that, as of December 31, 2016, the Company’s internal control over financial reporting was not effective.

The Audit Committee of the Company’s Board of Directors discussed the Material Weaknesses with EisnerAmper. The Company has authorized EisnerAmper to respond fully to the inquiries from KPMG concerning the Material Weaknesses. There are no limitations placed on EisnerAmper or KPMG concerning the inquiry of any matter related to the Company’s financial reporting.

The Company provided EisnerAmper with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (“SEC”) and requested that EisnerAmper furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements in this Item 4.01 and if not, stating the respects in which it does not agree. A copy of EisnerAmper’s letter, dated April 25, 2017, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

The Company’s management, with oversight from the Audit Committee of the Company’s Board of Directors, is actively engaged in remediation efforts to address the Material Weaknesses. Management has taken and will take a number of actions to remediate the Material Weaknesses as are described in the Company’s annual report on Form 10-K for the year ended December 31, 2016 which description is incorporated by reference herein.

When fully implemented and operational, which we expect will occur prior to the end of 2017, the Company’s management believes the Company’s measures will remediate the Material Weaknesses identified and strengthen its internal control over financial reporting. The Company is committed to continuing to improve its internal control processes, and will continue to diligently and vigorously review its financial reporting controls and procedures. As the Company’s management continues to evaluate and work to improve its internal control over financial reporting, the Company’s management may determine to take additional measures to address the Material Weaknesses or determine to modify, or in appropriate circumstances not to complete, certain of the remediation measures described in the Company’s annual report on Form 10-K for the year ended December 31, 2016.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
16.1	Letter of EisnerAmper LLP, dated April 25, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL INTERNATIONAL, INC.

	By:	/s/ John Fanelli, III
	Name:	John Fanelli, III
Dated: April 25, 2017	Title:	Executive Vice President and Chief Financial Officer